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                                  EXHIBIT 10.1

                              Consulting Agreement

LBC Capital Corporation
1608 Walnut Street
Suite 501
Philadelphia, PA 19103
TEL:              215-985-4000
FAX:              215-985-4926

                                                                   June 15, 1999

EagleTech Communications, Inc.
305 S. Andrews Avenue
Suite 300
Fort Lauderdale, FL 33301

Attention: Robert Dobbs
              Chief Executive Officer

          This letter confirms the agreement ("Agreement") by EagleTech Communications, Inc., and its affiliates (collectively the "Company") to retain LBC Capital Corporation ("LBC") to provide the services described below on a non-exclusive basis.

1.       Services.  The following summarizes the services to be provided by LBC.

         1.1 LBC will advice the Company about "Transactions" (as defined below) and screen corporations, individuals, mutual funds, hedge funds, investors, investment partnerships, securities firms, lending and other institutions identified by LBC (collectively "Entities") which may engage in or provide a Transaction to the Company. As used herein, the term "Entities" also means and includes any party, which is directly or indirectly connected with or related to one of the Entities described above including, without limitation, all affiliates as well as any referral from any of the Entities, any client or customer of any of the Entities, and any investor in any of the Entities.

         1.2 Except as set forth below, all services provided by LBC under this Agreement shall be at LBC's cost and risk. LBC's compensation for consulting services consists of 1) a retainer of $15,000 per month for six (6) months (first three (3) months payable upon the signing of this Agreement), and 2) 100,000 restricted

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                  common shares upon the signing of this Agreement. LBC shall receive a "Transaction Fee" upon consummation of a Transaction in any form which any Entities as provided in Section 4 below. The consummation of a Transaction may or may not require the services of LBC. At the sole discretion of the Company, LBC shall also assist the Company with regard to the completion of a new Business Plan. LBC will devote a minimum of 100 hours to this activity and will be paid $20,000 payable $10,000 at the time of the request by the Company and $10,000 upon the satisfactory completion of the plan.

         1.3 The Company affirms that LBC's activities are entirely on a best efforts basis and that the Company perceives value, in exchange for the consideration paid, by virtue of the association with LBC and the possibility of resulting advice.

2.       Term.

         2.1 This Agreement shall take effect immediately and shall continue in effect for a minimum term of one (1) year. Thereafter the Agreement will remain in effect until terminated by either party upon thirty (30) days prior written notice to the other.

         3.1 To assist LBC in performing its services, the Company will provide LBC with such information regarding the Company and its operations as the Company shall determine is proper and appropriate and LBC shall be entitled to rely thereon. The Company shall also promptly advise LBC of all communications to or from Entities respecting potential Transactions.

4.       Transaction Fee to LBC.

         4.1 LBC shall receive a transaction fee ("LBC's Fee") comprised of cash and warrants.

         4.2 The cash portion of LBC's Fee shall equal eight (8%) percent of the Transaction Amount (as defined below), and shall be paid at the closing of each Transaction. Any portion of LBC's Fee (cash or warrants) that is attributable to proceeds to be received by the Company upon the occurrence of a future event, or the satisfaction of a contingency, shall be paid when the event occurs or the contingency is satisfied.

         4.3 In addition to the cash portion of LBC's Fee as set forth above, upon completion of one or more Transactions, for each $1,000,000 of Transaction Amount, on a pro-rata basis, LBC or its designee agrees to purchase, and the Company agrees to sell for $2,500, a five (5) year warrant ("Warrant") equal to one (1%) percent of the outstanding shares of the Company on a fully diluted basis exercisable at one


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                  hundred twenty-five (125%) percent of the lower of the average closing price of the Company's common stock for the five (5) trading days prior to the signing of this Agreement or the five (5) trading days prior to the completion of a Transaction. The Warrant will contain standard provisions as to anti-dilution, cashless exercise, registration rights, transferability, etc. Upon the completion of any Transaction, LBC's Warrants will not exceed two and one-half (2.5%) percent of the Company's outstanding shares on a fully diluted basis.

         4.4 LBC will not be paid for any marketing or sales arrangements entered into by the Company unless such arrangement includes consideration paid or lent to the Company, joint venture arrangements, etc.

         4.5 In the event of the sale of the Company, a merger or acquisition, LBC's Transaction Fees (cash and warrants) shall be fifty (50%) percent of those stated in this Agreement, and such compensation will be limited to LBC Entities as defined in Section 1.1

         4.6 In the event LBC identifies a bonafide investment firm which completes a public offering or private placement and such investment firm receives compensation from the Company for such placement, LBC's Transaction fees (cash and shares of common stock) shall be reduced to fifty (50%) percent of those stated in this Agreement, and shall be further reduced by any and all finders' fees paid to LBC by such investment firm.

         4.7 LBC's Fee shall have been earned and shall be payable to LBC upon consummation of any Transaction which occurs as a result of this Agreement with any Entities in which a Transaction was made in whole or in part (1) during the term of this Agreement (hereafter "Phase I"), or (2) within twenty-four (24) months following the effective termination date of this Agreement (hereafter "Phase II") with regard to Entities with which LBC or the Company has had any communications during Phase I, or
                  (3) within thirty-six (36) months following the effective date of this Agreement with any Entity with which there has been a Transaction during Phases I or II above.

5.       Indemnification.

         5.1 LBC shall assume that (a) all information furnished by the Company or its representatives, as well as all information contained in public documents issued by or for the Company or made available to LBC by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading, and (b) the Company has complied with or, prior to closing, will comply with all applicable laws relating to the issuance of securities. The Company will

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                  indemnify and hold harmless LBC, its affiliates, successors, assigns, directors, officers, agents, employees and their heirs, executors, administrators and all persons, firms and entities who might be claimed to be jointly or severally liable with LBC ("Indemnified Parties") against any loss or liability arising directly or indirectly from the Company's activities.

         5.2 The Company will indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities, cost and expenses (including any legal fees and costs incurred in connection with such claim) to which such indemnified parties may become subject under any applicable federal or state law or otherwise, except to the extent that any such loss, claim, damage or liability, cost and expense is finally judicially determined to have resulted from LBC's negligence or misconduct in the performance of its services hereunder.

         5.3 If the Company fails to fulfill its obligations under this Agreement, the Company will be responsible for resulting damages, losses, and expenses, including legal expenses, if any.

6.       Transaction and Transaction Amount.

         6.1 As used herein, the term "Transaction" means any business agreement, arrangement, or transaction or series or combinations thereof which may include sales or exchanges of stock, warrants, or assets, or the making of loans, leases and other arrangements of every type and description by which, directly or indirectly, an interest in the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities, may be transferred including, without limitation, a merger, acquisition, sale or exchange or stock or assets, lease of assets, with or without purchase option, joint venture, royalty or licensing arrangements, minority investment or partnership.

         6.2 As used herein, the term "Transaction Amount" shall mean the gross amount of consideration exchanged or provided to or by the Company or its shareholders, affiliates, or subsidiaries in a Transaction, or any entities formed in or which results from a Transaction. The Transaction Amount shall be cumulative (e.g., if the Company receives initial consideration and then subsequently received royalty and/or licensing fees, option or warrant exercise funds, (however, whenever exercised or converted into another Company's warrants or shares) etc.) such that the Transaction Amount shall include all such consideration.

7.       General Provisions.

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         7.1      For the purposes of this Agreement, the term "Company"
                  includes any entity which acquired (by merger or otherwise) any or substantially all of the assets and/or rights of the Company, and the successors, newly formed entities or assigns of the Company.

         7.2 The headings on the various paragraphs of this Agreement are solely intended to simplify the reading of this Agreement and are not meant to impart any meaning to the Agreement.

         7.3 LBC will not be responsible for any fees, commissions or expenses payable to any other person, firm, or Entity.

         7.4 This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

8.       Expenses.

         8.1 Concurrent with the execution of this Agreement, the Company will issue to LBC a non-accountable expense allowance equal to $10,000. In addition, the Company will reimburse all reasonable LBC expenses incurred on behalf of the Company not to exceed $25,000 without prior written authorization of the Company.

9.       Acceptance and Effectiveness.

         9.1 Nothing herein shall obligate the Company to enter into any Transaction proposed by LBC.

         9.2 Execution of this letter by the Company, and return of a signed copy, by fax or otherwise to LBC completes this Agreement between LBC and the Company.


         If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to my attention.

                                            Very truly yours,
                                            LBC Capital Corporation

                                            By: /s/Harry Leopold
                                                     Harry Leopold
                                                     President

ACCEPTED:

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Eagletech Communications, Inc.


By: /s/ Robert Dobbs                        Date: 6/15/99
         Robert Dobbs
         Eagletech Communications, Inc.


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